EXHIBIT 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Eagle Bancorp, Inc. of our reports dated February 28, 2006, relating to the consolidated balance sheets of Eagle Bancorp, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the years ended December 31, 2005, 2004, and 2003, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of Eagle Bancorp, Inc. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Stegman and Company

Baltimore, Maryland
January 29, 2007